EXHIBIT 10.1

Amendment No. 3 to the
Weingarten Realty Investors
Retirement Benefit Restoration Plan

WHEREAS, Weingarten Realty Investors (the “Employer”) sponsors the Weingarten Realty Investors Retirement Benefit Restoration Plan (the “Plan”); and

WHEREAS, the purpose of the Plan is to supplement the retirement benefit provided under the terms of the Weingarten Realty Pension Plan, as amended (the “Pension Plan”) for selected eligible employees; and

WHEREAS, the Employer desires to amend the Plan to further reflect the Plan’s compliance with Internal Revenue Code Section 409A and guidance issued thereunder;

NOW, THEREFORE, the Employer amends the Plan as follows, effective as of January 1, 2008:

1.           Section 6.2(a) of the Plan is hereby amended, as underlined, to be and read as follows:

(a)
General Rule.  Distribution of the vested balance of a Participant’s Accounts shall be made in accordance with his or her election which indicates the Participant’s choice with respect to the form of distribution among the options available under Section 6.3 hereof. The Participant may make a separate election as to the form of distribution in the event of death and the time at which distribution is to commence following death. Such distribution elections must be made at the time the Participant completes his or her initial Participation Agreement in accordance with Section 2.1. A Participant may modify his or her previously-made elections relating to the form of distribution and may modify the time at which distribution would otherwise commence under Section 6.4 hereof in accordance with Section 6.2(b). Notwithstanding the preceding, if an Eligible Employee is participating in the Plan in 2005, 2006, 2007 or 2008 and has not previously designated the form of distribution of his or her Accounts or desires to modify a previously-filed distribution election, he or she must make or modify such an election, as the case may be, and file it with the Administrator on or before December 31, 2008; provided, however, that a Participant may not file a modified payment election in 2006 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2006 or cause payments to be made in 2006 that would otherwise be made subsequent to 2006; likewise the Participant may not  file a modified payment election in 2007 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2007 or cause payments to be made in 2007 that would otherwise be made subsequent to 2007; likewise, the Participant may not  file a modified payment election in 2008 that has the effect of deferring payment of amounts the Participant would otherwise receive in 2008 or cause payments to be made in 2008 that would otherwise be made subsequent to 2008. The elections referred to in the immediately preceding sentence shall not be required to meet the requirements of Section 6.2(b).

2.           Section 6.4(c) of the Plan is hereby amended to be and read as follows:

(c)
Notwithstanding anything contained herein to the contrary, if a Participant is a Specified Employee and separates from service for a reason other than death, such Participant’s distribution may not commence earlier than six (6) months from the date of his or her separation from service.  Any payment that would have been made within six (6) months of the Participant’s separation from service without regard to the foregoing sentence shall instead be made on the first day of the month following the date that is six (6) months from the date on which the Participant separated from service.

3.           Section 6.5 is hereby deleted from the Plan.

IN WITNESS WHEREOF, Weingarten Realty Investors has caused this instrument to be executed by its duly authorized officer this 17 day of November, 2008, effective as of January 1, 2008.

Weingarten Realty Investors
By:	/s/ Stephen C. Richter
Its (Title):	Executive Vice President/CFO